Exhibit 99.2
OPKO Health, Inc.
Pro Forma Condensed Consolidated Balance Sheets
As of June 30, 2009
(unaudited)
(in thousands, except per share data)

	OPKO Health,	Pharma Genexx	Pro forma
	Inc.	S.A. (a)	adjustments		Consolidated
ASSETS
Current assets
Cash and cash equivalents	$35,939	$270	$(16,000)		$20,209
Marketable securities	4,997	—	—		4,997
Accounts receivables, net	2,165	4,559	—		6,724
Accounts receivable from related party	—	1,745	—		1,745
Inventory, net	5,151	4,180	—		9,331
Prepaid expenses and other current assets	1,675	301	—		1,976

Total current assets	49,927	11,055	(16,000)		44,982
Property and equipment	560	17	—		577
Intangible assets, net	5,524	148	(148	) b	14,024
			8,500	b
Goodwill	1,097	—	3,084	b	4,181
Investment	2,262	—	—		2,262
Other assets	335	6	—		341

TOTAL ASSETS	$59,705	$11,226	$(4,564)		$66,367

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Accounts payable	$2,201	$1,695	$—		$3,896
Accrued expenses	4,014	1,048	—		5,062
Current portion of notes payable and capital lease obligations	86	3,919	—		4,005

Total current liabilities	6,301	6,662	—		12,963
Long-term liabilities and capital lease obligations	2,595	—	—		2,595
Line of credit with related party, net of unamortized discount of $101	11,899	—	—		11,899

Total liabilities	20,795	6,662	—		27,457

Commitments and contingencies

Shareholders’ equity
Series A Preferred Stock — $0.01 par value, 4,000,000 shares authorized; 932,667 shares issued and outstanding (liquidation value $2,448)	9	—	—		9
Series C Preferred Stock — $0.01 par value, 500,000 shares authorized; No shares issued or outstanding	—	—	—		—
Common Stock — $0.01 par value, 500,000,000 shares authorized, 252,594,059 shares issued and outstanding	2,526	—	—		2,526
Treasury Stock — 45,154 shares	(61)	—	—		(61)
Additional paid-in capital	360,341	2,214	(2,214	) c	360,341
(Accumulated deficit) retained earnings	(323,905)	2,350	(2,350	) c	(323,905)

Total shareholders’ equity	38,910	4,564	(4,564)		38,910

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,705	$11,226	$(4,564)		$66,367

OPKO Health, Inc.
Pro Forma Condensed Consolidated Statements of Operations
For the six months ended June 30, 2009
(unaudited)
(in thousands, except per share data)

	OPKO Health,	Pharma Genexx	Pro forma
	Inc.	S.A. (a)	adjustments		Consolidated
Revenue	$4,648	$7,563	$—		$12,211
Cost of goods sold	3,325	4,672	—		7,997

Gross margin	1,323	2,891	—		4,214
Operating expenses
Selling, general and administrative	6,183	1,286	—		7,469
Research and development	8,157	—	—		8,157
Other operating expenses, principally amortization of intangible assets	812	—	876	e	1,688

Total operating expenses	15,152	1,286	876		17,314

Operating (loss) income	(13,829)	1,605	(876)		(13,100)
Other (expense) income, net	(944)	157	(880	) d	(1,667)

(Loss) income before (benefit) provision for income taxes and investment loss	(14,773)	1,762	(1,756)		(14,767)
Income tax (benefit) provision	(138)	314	—		176

(Loss) income before investment loss	(14,635)	1,448	(1,756)		(14,943)
Loss from investment in investee	(38)	—	—		(38)

Net (loss) income	(14,673)	1,448	(1,756)		(14,981)
Preferred stock dividend	(116)	—	—		(116)

Net (loss) income attributable to common shareholders	$(14,789)	$1,448	$(1,756)		$(15,097)

(Loss) income per common share, basic	$(0.07)	$1,206.67			$(0.07)

(Loss) income per common share, diluted	$(0.07)	$1,206.67			$(0.07)

Weighted average number of shares outstanding, basic and diluted	212,695,483	1,200			212,695,483

OPKO Health, Inc.
Pro Forma Condensed Consolidated Statements of Operations
For the year ended December 31, 2008
(unaudited)
(in thousands, except per share data)

	OPKO Health,	Pharma Genexx	Pro forma
	Inc.	S.A. (a)	adjustments		Consolidated
Revenue	$9,440	$10,925	$—		$20,365
Cost of goods sold	8,559	7,198	—		15,757

Gross margin	881	3,727	—		4,608
Operating expenses
Selling, general and administrative	14,790	2,306	—		17,096
Research and development	21,562	—	—		21,562
Write-off of acquired in-process research and development	1,398	—	—		1,398
Other operating expenses, principally amortization of intangible assets	1,694	—	1,751	e	3,445

Total operating expenses	39,444	2,306	1,751		43,501

Operating (loss) income	(38,563)	1,421	(1,751)		(38,893)
Other (expense) income, net	(1,354)	(745)	(1,760	) d	(3,859)

(Loss) income before (benefit) provision for income taxes	(39,917)	676	(3,511)		(42,752)
Income tax (benefit) provision	(83)	74	—		(9)

Net (loss) income	(39,834)	602	(3,511)		(42,743)
Preferred stock dividend	(217)	—	—		(217)

Net (loss) income attributable to common shareholders	$(40,051)	$602	$(3,511)		$(42,960)

(Loss) income per common share, basic	$(0.21)	$645.23			$(0.23)

(Loss) income per common share, diluted	$(0.21)	$645.23			$(0.23)

Weighted average number of shares outstanding, basic and diluted	187,713,041	933			187,713,041

Notes:
(a)	Exchange rate for the Pro Forma Condensed Consolidated Balance Sheets is equivalent to the closing exchange rate on June 30, 2009 reflecting US$1 to 539.98 Chilean Pesos. Exchange rates for the Pro Forma Condensed Consolidated Statements of Operations are equivalent to the average exchange rate for the periods presented and are equivalent to US$1 to 523.92198 Chilean Pesos for the year ended December 31, 2008 and US$1 US to 598.20049 Chilean Pesos for the six months ended June 30, 2009, respectively.

(b)	Reflects the elimination of Pharma Genexx’s recorded intangible assets and the addition of the intangible assets and goodwill initially identified in connection with the acquisition of Pharma Genexx by OPKO. This allocation is preliminary and subject to change.

(c)	Reflects the elimination of Pharma Genexx’s equity capital.

(d)	The pro forma interest expense assumes borrowing funds at an 11% annual interest rate for the purchase price of $16 million. The annual interest rate is based on OPKO’s current line of credit. The interest expense assumes the closing of the transaction and funds were borrowed on January 1, 2008.

(e)	The pro forma amortization expense assumes the transaction closed on January 1, 2008. The following table reflects the purchase price allocation which is preliminary and subject to change.

Intangible asset	Purchase price allocation	Estimated useful life
Product registrations	$4,637	10 years
Customer relationships	3,433	3 years
Tradename	430	3 years
Goodwill	3,084	Indefinite

TOTAL	$11,584

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